Exhibit 99.1

VAREX ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2018

SALT LAKE CITY, Utah, November 13, 2018 — Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the fourth quarter and fiscal year 2018.

Fiscal Year Highlights

•	Revenues increased 11% to $773 million

•	Gross margin was 33% | Adjusted gross margin* was 35%

•	Operating earnings margin was 6% | Adjusted operating earnings margin* was 11%

•	Net earnings were $0.72 per diluted share | Adjusted net earnings* were $1.30 per diluted share

Quarterly Highlights

•	Revenues decreased 5% to $205 million

•	Gross margin was 29% | Adjusted gross margin* was 33%

•	Operating earnings margin was 3% | Adjusted operating earnings margin* was 10%

•	Net earnings were $0.01 per diluted share | Adjusted net earnings* were $0.29 per diluted share

“While our revenues for the fourth quarter of fiscal year 2018 decreased from record revenues in the prior year quarter, revenues increased 7% sequentially from the third quarter of fiscal year 2018 driven by growth in the CT, mammography and industrial markets,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation. “In the fourth quarter, we continued to see pressure on our gross margins and we began to be directly impacted by China-related tariffs. We estimate that tariffs reduced our gross profit by $2 million for the quarter,” Sanyal added.

Fiscal Year 2018 Results

Revenues for fiscal year 2018 increased 11% to $773 million compared to revenues of $698 million in the prior year primarily due to a full year contribution from the imaging business acquired in May 2017. Medical segment revenues increased 8% to $602 million in fiscal year 2018 from $557 million a year ago. Industrial segment revenues increased 21% to $171 million in fiscal year 2018 from $141 million a year ago.

Gross margin for fiscal year 2018 was $254 million or 33% of revenues compared to $254 million or 36% of revenues in the prior year. Adjusted gross margin* was $270 million or 35% of revenues compared to $264 million or 38% of revenues in the prior year. The change in gross margin was primarily due to unfavorable manufacturing variances in operations at the Santa Clara facility, a mix shift to lower margin products, and impacts from tariffs.

R&D investment for fiscal year 2018 was 11% of revenues compared to 10% in the prior year with the increase primarily due to development projects related to CT tubes for OEM customers in China. SG&A expense for fiscal year 2018 was 16% of revenues compared to 15% in the prior year with the increase primarily due to restructuring costs related to the acquired imaging business.

“We are starting to see a benefit from our R&D investment as some of the Chinese OEMs are now transitioning from product development and regulatory approval to production and hospital shipments. In fiscal year 2018, we saw a ramp-up of shipments of CT tubes to our OEM customers in China and expect shipments to more than double in fiscal year 2019,” Sanyal stated.

For fiscal year 2018, operating earnings were $45 million and operating margin was 6% compared to operating earnings of $84 million and operating margin of 12% in the prior year. The company recorded $17 million of restructuring and impairment charges in fiscal year 2018 primarily related to the consolidation of operations in the acquired imaging business. Adjusted operating earnings* were $82 million and adjusted operating margin* was 11% compared to adjusted operating earnings* of $108 million and adjusted operating margin* of 15% a year ago.

Net earnings for fiscal year 2018 were $27 million, or $0.72 per diluted share, compared to net earnings of $52 million, or $1.36 per diluted share, in the prior year. Adjusted net earnings* for fiscal year 2018 were $50 million, or $1.30 per diluted share, compared to $68 million, or $1.80 per diluted share , in the same period of the prior year.

Fourth Quarter Fiscal Year 2018 Results

Revenues for the fourth quarter of fiscal year 2018 were $205 million compared to $216 million in the prior year quarter, a decrease of 5%. Medical segment revenues decreased 2% to $161 million and Industrial segment revenues decreased 15% to $44 million.

Gross margin for the fourth quarter of fiscal year 2018 was $59 million or 29% of revenues compared to $78 million or 36% of revenues, and adjusted gross margin* was $67 million or 33% of revenues compared to $83 million or 38% of revenues. The decline in gross margin was primarily due to unfavorable manufacturing variances in operations at the Santa Clara facility, impacts from tariffs and a mix shift to lower margin products.

Operating earnings for the fourth quarter of fiscal year 2018 were $6 million and operating margin was 3% compared to $27 million and 12% in the prior year quarter. Adjusted operating earnings* were $21 million and adjusted operating margin* was 10% compared to $36 million and 16% in the prior year quarter.

Net earnings for the fourth quarter of fiscal year 2018 were $0.2 million, or $0.01 per diluted share, compared to net earnings of $15 million, or $0.39 per diluted share, in the prior year quarter. Adjusted net earnings* were $11 million, or $0.29 per diluted share, compared to $22 million, or $0.59 per diluted share, in the prior year quarter.

Balance Sheet

At the end of the fourth quarter of fiscal year 2018, cash and cash equivalents were $52 million. During fiscal year 2018, the company reduced its total debt outstanding by $96 million to end the year at $390 million. Cash flow from operations was $85 million for fiscal year 2018 compared to $75 million in the prior year.

Restructuring Charges

The total amount of restructuring and impairment charges for fiscal year 2018 was $17 million. This was primarily related to consolidation of operations in the acquired imaging business, which will result in the discontinuation of the amorphous silicon glass fabrication and headcount reductions. The company expects to take an additional $4 million to $6 million of related restructuring charges in fiscal year 2019. As a result of these consolidation activities, the company expects to achieve approximately $10 million to $13 million in annual cost savings starting in the second quarter of fiscal year 2019.

Fiscal Year 2019 Guidance

For fiscal year 2019, the company expects revenues to be in a range of $755 to $780 million, which includes $10 to $15 million of anticipated impact from currently enacted tariffs. The company expects adjusted net earnings per diluted share* to be between $1.25 to $1.55.

The above guidance assumes R&D expense of approximately 10% of revenues and an effective tax rate of 23% to 24%. In addition, this guidance does not assume any changes in currency exchange rates and only includes the estimated impact of tariffs that are currently in place.

Guidance for the company's net earnings per diluted share is provided on an adjusted basis only. This adjusted financial measure is forward-looking and the company is unable to provide a meaningful or accurate GAAP forecast of net earnings per diluted share without unreasonable effort due to the uncertainty of amounts and timing of unusual items, such as integration or restructuring costs.

Adjusted Non-GAAP Financial Measures

*Please refer to "Discussion of Adjusted Non-GAAP Financial Measures" below for a description of items excluded from the comparable GAAP measures.

Conference Call Information

Varex is scheduled to conduct its fourth quarter fiscal year 2018 conference call today at 3:00 p.m. Mountain Time. This conference call will be webcast live and can be accessed at the company's website at investors.vareximaging.com. Access will also be available by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. The webcast of this call will be archived on the company’s website and a replay of the call will be available from today through November 22nd at 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations. The replay conference call access code is 13684105.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; estimated restructuring charges; growth drivers; customer demand and acceptance of products or technology; R&D costs; potential impact of tariffs, the company’s future orders, revenues, product volumes, synergies, or earnings guidance for fiscal year 2019 or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include restructuring charges being more than expected; the continued impact of tariffs or a global trade war on the company’s products and customer purchasing patterns; our ability to obtain the intended benefits and synergies of acquisitions; global economic conditions; demand for and delays in delivery of products of the company or its customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; the company’s ability to maintain or increase margins; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

The company has not filed its Annual Report on Form 10-K for the year ended September 28, 2018. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments, or changes in accounting estimates, that are identified prior to the time the company files the Annual Report on Form 10-K.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except for per share amounts)	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Revenues:
Medical	$161.2	$164.4	$602.0	$556.9
Industrial	43.6	51.3	171.4	141.2
Total revenues	204.8	215.7	773.4	698.1
Gross margin:
Medical	45.2	56.5	190.5	193.6
Industrial	14.1	21.3	63.4	59.9
Total gross margin	59.3	77.8	253.9	253.5
Operating Expenses:
Research and development	20.7	21.9	83.0	67.3
Selling, general and administrative	32.2	29.2	126.4	102.5
Operating expenses	52.9	51.1	209.4	169.8
Operating earnings:	6.4	26.7	44.5	83.7
Interest income	0.1	—	0.2	0.2
Interest expense	(5.2)	(6.5)	(21.7)	(12.3)
Other income (expense), net	(1.0)	(1.9)	2.7	3.2
Interest and other income (expenses), net	(6.1)	(8.4)	(18.8)	(8.9)
Earnings before taxes	0.3	18.3	25.7	74.8
Taxes on earnings (benefit)	(0.4)	3.2	(2.6)	22.8
Net earnings	0.7	15.1	28.3	52.0
Less: Net earnings attributable to noncontrolling interests	0.5	0.1	0.8	0.4
Net earnings attributable to Varex	$0.2	$15.0	$27.5	$51.6
Net earnings per common share attributable to Varex
Basic	$0.01	$0.40	$0.73	$1.37
Diluted	$0.01	$0.39	$0.72	$1.36
Weighted average common shares outstanding
Basic	38.0	37.6	37.9	37.6
Diluted	38.4	38.0	38.4	38.0

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except share amounts)	September 28, 2018	September 29, 2017
Assets
Current assets:
Cash and cash equivalents	$51.9	$83.3
Accounts receivable, net	154.0	163.6
Inventories, net	235.1	234.5
Prepaid expenses and other current assets	17.1	13.9
Total current assets	458.1	495.3
Property, plant and equipment, net	144.9	148.3
Goodwill	243.6	241.9
Intangibles assets	73.8	91.3
Investments in privately-held companies	51.0	52.3
Other assets	17.1	11.0
Total assets	$988.5	$1,040.1
Liabilities, redeemable noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable	$66.3	$58.9
Accrued liabilities	48.1	62.4
Current maturities of long-term debt	25.0	20.0
Deferred revenues	13.2	10.5
Total current liabilities	152.6	151.8
Long-term debt	364.8	463.9
Deferred tax liabilities	23.2	29.5
Other long-term liabilities	8.5	4.7
Total liabilities	549.1	649.9

Redeemable noncontrolling interests	11.1	11.2
Equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 38,026,597 and 37,633,747 at September 28, 2018 and September 29, 2017, respectively
Outstanding shares - 38,026,597 and 37,633,747 at September 28, 2018 and September 29, 2017, respectively	0.4	0.4
Additional paid-in capital	357.6	342.7
Accumulated other comprehensive loss	5.8	0.8
Retained earnings	62.4	35.1
Total Varex stockholders' equity	426.2	379.0
Noncontrolling interests	2.1	—
Total stockholders' equity	428.3	379.0
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$988.5	$1,040.1

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
GROSS MARGIN RECONCILIATION
Revenue	$204.8	$215.7	$773.4	$698.1
Gross margin	$59.3	$77.8	$253.9	$253.5
Amortization of intangible assets	1.9	2.4	8.9	5.3
Restructuring charges (includes restructuring and inventory markdown impacts to cost of revenues)	4.2	—	4.2	—
Inventory markdowns resulting from restructuring plan	1.2	—	3.1	—
Purchase price accounting adjustments	—	2.7	—	5.2
Adjusted gross margin	$66.6	$82.9	$270.1	$264.0
Gross margin %	29.0%	36.1%	32.8%	36.3%
Adjusted gross margin %	32.5%	38.4%	34.9%	37.8%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$6.4	$26.7	$44.5	$83.7
Amortization of intangible assets (includes amortization impacts to cost of revenues)	3.7	4.4	16.2	10.5
Purchase price accounting adjustments	—	2.7	—	5.2
Separation and related costs	1.1	—	1.1	3.0
Restructuring charges (includes restructuring and inventory markdown impacts to cost of revenues)	7.9	—	13.7	0.1
Acquisition and integration related costs	1.6	1.7	3.1	5.0
Impairment charges	—	—	3.0	—
Other non-operational costs	—	—	0.2	0.3
Total operating earnings adjustments	$14.3	$8.8	$37.3	$24.1
Adjusted operating earnings	$20.7	$35.5	$81.8	$107.8
Operating earnings margin	3.1%	12.4%	5.8%	12.0%
Adjusted operating earnings margin	10.1%	16.4%	10.6%	15.4%

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net earnings attributable to Varex	$0.2	$15.0	$27.5	$51.6
Total operating earnings adjustments	$14.3	$8.8	$37.3	$24.1
Effective tax rate during period(1)	25.3%	17.5%	24.1%	30.5%
Tax effects of operating earnings adjustments	$3.6	$1.5	$9.0	$7.4
Non-operational tax adjustments	$—	$—	$6.1	$—
Adjusted net earnings	$10.9	$22.3	$49.7	$68.3
Diluted net earnings per share	$0.01	$0.39	$0.72	$1.36
Adjusted diluted net earnings per share	$0.29	$0.59	$1.30	$1.80
Dilutive shares	38.4	38.0	38.4	38.0

(1) Annual effective tax rate applied for the three and twelve-month period ended September 28, 2018 excludes discrete items.

Discussion of Adjusted Non-GAAP Financial Measures
This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation and related costs: We separated from Varian Medical Systems on January 28, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods.

Non-operational tax adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations, including the enactment of the Tax Cuts and Jobs Act in December 2017. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Other non-operational costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature.

Tax effects of operating earnings adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. This application of our effective tax rate excludes any discrete items, as defined in the guidance for accounting for income taxes in interim periods, such as those related to tax reform or any other Non-Operational Tax Adjustments.